Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports First Quarter 2010 Results

OMAHA, NE, April 21, 2010 – West Corporation, a leading provider of technology-driven, voice-oriented solutions, today announced its first quarter 2010 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2010	2009	Percent Change
Revenue	$599.8	$607.0	-1.2%
Adjusted EBITDA[1]	$166.8	$163.6	2.0%
Adjusted EBITDA Margin	27.8%	27.0%
Cash Flows from Operations	$115.5	$48.9	136.2%
Net Income	$36.0	$30.6	17.6%

Consolidated Operating Results

For the first quarter of 2010, revenue was $599.8 million compared to $607.0 million for the same quarter last year, a decrease of 1.2 percent. Revenue from acquired entities2 was $2.8 million during the first quarter of 2010.

[1]	See Reconciliation of Financial Measures below.
[2]	Revenue from acquired entities includes Stream57 and Corvent in the Unified Communications segment.

First quarter revenue was impacted by a reduction of $24.3 million from businesses in which the Company is decreasing its exposure or has exited. Foreign currency exchange rates also negatively impacted revenue in the first quarter by $2.9 million compared to the rates used for 2010 guidance.

“We had record operating income of $117.2 million and record operating margin of 19.5 percent in the first quarter,” said CFO, Paul Mendlik. “We also had very strong cash flows from operations of $115.5 million. $55 million of the $66.6 million increase in cash flows from operations is due to changes in working capital primarily related to accrued expenses and accounts payable.”

Adjusted EBITDA for the first quarter of 2010 was $166.8 million, or 27.8 percent of revenue, compared to $163.6 million, or 27.0 percent of revenue, for the first quarter of 2009. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Balance Sheet and Liquidity

At March 31, 2010, West Corporation had cash and cash equivalents totaling $56.6 million and working capital of $140.5 million.

During the quarter, the Company paid off the remaining $72.9 million on its U.S. revolving credit facility.

During the first quarter of 2010, the Company invested $34.7 million in capital expenditures primarily for software and computer equipment.

Acquisition

As previously announced, the Company acquired SKT Business Communication Solutions (SKT BCS) on April 1, 2010. By adding SKT BCS’s expert professional services, West can provide customers worldwide with custom unified communications solutions based on their unique environment, regardless of company size, industry or location. Results from SKT BCS will be included in the Unified Communications segment and are not expected to have a material impact on the Company’s 2010 results.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, April 22, 2010 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; and West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,
	2010	2009	% Change
Revenue	$599,821	$606,959	-1.2%
Cost of services	260,823	269,050	-3.1%
Selling, general and administrative expenses	221,753	229,454	-3.4%

Operating income	117,245	108,455	8.1%
Interest expense, net	59,049	63,869	-7.5%
Other expense (income), net	127	(6,296)	-102.0%

Income before tax	58,069	50,882	14.1%
Income tax	22,066	18,769	17.6%

Net income	36,003	32,113	12.1%
Less net income - Noncontrolling interest	—	1,489	NM

Net income - West Corporation	$36,003	$30,624	17.6%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$299,192	$278,295	7.5%
Communication Services	301,829	330,188	-8.6%
Intersegment eliminations	(1,200)	(1,524)	21.3%

Total	$599,821	$606,959	-1.2%

Depreciation & Amortization:
Unified Communications	$23,967	$22,035	8.8%
Communication Services	19,607	25,564	-23.3%

Total	$43,574	$47,599	-8.5%

Operating Income:
Unified Communications	$77,482	$79,172	-2.1%
Communication Services	39,763	29,283	35.8%

Total	$117,245	$108,455	8.1%

Operating Margin:
Unified Communications	25.9%	28.4%	-8.8%
Communication Services	13.2%	8.9%	48.3%

Total	19.5%	17.9%	8.9%

SELECTED OPERATING DATA ($M):
Cash flow from operations	115.5	48.9
Term loan facility	2,453.8	2,479.1
Revolving credit facilities	—	265.8
Senior and senior subordinated notes	1,100.0	1,100.0
Revenue from automated services ($M) (3)	401.4	372.1	7.9%
Revenue from agent-based services ($M)	198.4	234.9	-15.5%

Condensed Balance Sheets

	Mar. 31, 2010	Dec. 31, 2009	% Change
Current assets:
Cash and cash equivalents	$56,551	$59,068	-4.3%
Trust and restricted cash	19,892	14,750	34.9%
Accounts receivable, net	374,879	353,622	6.0%
Deferred income taxes receivable	24,451	35,356	-30.8%
Prepaid assets	46,093	34,063	35.3%
Other current assets	44,500	46,757	-4.8%

Total current assets	566,366	543,616	4.2%
Net property and equipment	339,327	333,267	1.8%
Goodwill	1,655,407	1,665,569	-0.6%
Other assets	478,550	502,810	-4.8%

Total assets	$3,039,650	$3,045,262	-0.2%

Current liabilities	$425,839	$368,609	15.5%
Long-term obligations	3,528,544	3,607,872	-2.2%
Other liabilities	158,746	161,525	-1.7%

Total liabilities	4,113,129	4,138,006	-0.6%
Class L common stock	1,372,589	1,332,721	3.0%
Stockholders’ deficit	(2,446,068)	(2,425,465)	-0.8%

Total liabilities and stockholders’ deficit	$3,039,650	$3,045,262	-0.2%

NM: Not Meaningful

3	Automated services includes Unified Communications, Intrado and West Interactive

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Mar. 31,
	2010	2009
Cash flows from operating activities	$115,481	$48,855
Income tax expense	22,066	18,769
Deferred income tax expense	(16,824)	(8,489)
Interest expense	59,123	64,063
Non-cash gain on hedge agreements	—	2,811
Excess tax benefit from stock options exercised	—	980
Provision for share based compensation	(882)	(335)
Amortization of loan origination costs	(4,010)	(4,111)
Other	(10)	1,130
Changes in operating assets and liabilities, net of business acquisitions	(14,178)	38,871

EBITDA	160,766	162,544
Provision for share based compensation	882	335
Acquisition synergies and transaction costs	2,218	5,283
Site closures and other impairments	1,682	289
Non-cash foreign currency loss (gain)	1,231	(7,111)
Non-recurring litigation settlement costs	10	2,219

Adjusted EBITDA	$166,789	$163,559

The following table summarizes the Company’s cash flows by category for the periods presented.

Amounts in thousands	Three Months Ended Mar. 31,
	2010	2009
Cash flows from operating activities	$115,481	$48,855
Cash flows used in investing activities	$(33,781)	$(23,294)
Cash flows used in financing activities	$(81,031)	$(17,981)